UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2020

DIODES INCORPORATED

(Exact name of Registrant as Specified in Its Charter)

Delaware	002-25577	95-2039518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4949 Hedgcoxe Road, Suite 200, Plano, TX		75024
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 987-3900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.66 2/3	DIOD	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company  ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On January, 8, 2020, Diodes Incorporated (“Diodes”) issued a press release that provided the following update related to the status of its acquisition of Lite-On Semiconductor (“LSC”).  Since the announcement of the acquisition on August 8, 2019, all customary closing conditions have been met, including approval by the LSC shareholders. In conjunction, Diodes has been working through the final process of securing the required regulatory approvals in both Taiwan and China.

In order to facilitate the review by the relevant Chinese authorities on the share swap transaction between LSC and Diodes Technologies Taiwan Co., Ltd. ("Diodes Taiwan"), on January 8, 2020 LSC held a board meeting where a resolution has been reached to sell 16.5% (9,237,734 shares) of On-Bright Electronics Incorporated ("On-Bright") held by LSC. On the same date, On-Bright also held a board meeting where a resolution has been reached to implement a merger between On-Bright and Euporie Investment Holdings Limited, a wholly-owned subsidiary of Orthosie, in which On-Bright will become the wholly-owned subsidiary of Orthosie post-merger ("On-Bright Merger"). As a result, LSC’s 16.5% shares of On-Bright will be sold to Orthosie for an amount equal to the closing price of On-Bright shares as of the date of the transaction in an after-hours block trade. Following this transaction, LSC’s remaining ownership of On-Bright shares will amount to 14.69%.

Upon completion of the On-Bright Merger, which requires approval by the shareholders' of On-Bright and from relevant competent authorities, LSC’s remaining shares of On-Bright will be exchanged to NTD230 in cash per share as merger consideration on the record date of the On-Bright Merger.  This merger consideration may be subject to adjustment according the merger agreement between Orthosie and On-Bright.

In addition, Diodes today provided an update on the regulatory approvals in both Taiwan and China for the proposed acquisition of LSC by Diodes. Both countries have two anti-trust review procedures – simplified and normal.  Initial submissions to both countries were made in September 2019 under the simplified procedure.  All subsequent requests for information by the respective agencies in October and November were completed by Diodes in a timely manner.  In December of 2019 both countries notified Diodes that due to the complexity of the combined business, the normal filing procedure would be necessary.  Although Diodes had anticipated the process would be more expedient based on the size of the transaction, the normal review procedure has become more common for transactions in China and Taiwan.

Diodes will continue to respond to all additional information requests in a timely manner, but currently expects that the normal filing procedure will likely extend the anti-trust approval process and transaction closing from the original estimate of early in the second quarter to the second half of 2020, but hope the above transaction will help facilitate the timing required for completion of the review process.  Once the final regulatory approvals have been secured, Diodes remains confident the transaction will close as planned.

A copy of the press release is furnished as Exhibit 99.1.

The press release provided in Exhibit 99.1, contains forward looking statements that are intended to be within the safe harbor provided by the Private Securities Litigation Reform Act of 1995.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated January 8, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2020	DIODES INCORPORATED

	By	/s/ Brett R. Whitmire
Brett R. Whitmire
Chief Financial Officer